Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin Vice President & Treasurer irelations@buckeye.com (800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS
Announces Increase in Cash Distribution

HOUSTON, August 4, 2017— Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported its financial results for the second quarter of 2017. Buckeye reported net income attributable to Buckeye’s unitholders for the second quarter of 2017 of $112.7 million compared to net income attributable to Buckeye’s unitholders for the second quarter of 2016 of $140.5 million. Adjusted EBITDA (as defined below) for the second quarter of 2017 was $269.2 million compared to $256.6 million for the second quarter of 2016.

Net income attributable to Buckeye’s unitholders was $0.80 per diluted unit for the second quarter of 2017 compared to $1.07 per diluted unit for the second quarter of 2016. The diluted weighted average number of units outstanding in the second quarter of 2017 was 141.5 million compared to 131.2 million in the second quarter of 2016. The increase in weighted average number of units outstanding is primarily attributable to the units issued to fund a portion of the acquisition of a 50% equity interest in VTTI B.V. (“VTTI”).

“Buckeye’s diversified portfolio of assets generated another quarter of good financial results,” said Clark C. Smith, Chairman, President and Chief Executive Officer. “We enjoyed a full quarter contribution from our 50% interest in VTTI, which was a primary driver for the year-over-year improvement in Adjusted EBITDA. Our legacy business did encounter some challenges during the quarter. The decline in capacity utilization in our Global Marine Terminals segment was largely the result of the exit of a long-term customer from one of our facilities, as we had previously disclosed. Our commercial team continues to make progress on recontracting open storage capacity within the segment. Our Domestic Pipelines & Terminals segment benefited from increased pipeline tariffs and contributions from growth capital investments that drove pipeline and terminal throughput volumes. We did, however, experience higher integrity and other project-related spending during the more temperate spring and summer months in this segment. Our merchant business continues to contribute positive returns and drive utilization across our system, although the contribution for the quarter was impacted by lower rack margins and weaker market conditions.”

“The second quarter continues to demonstrate our commitment to evaluate and execute upon strategic capital investment opportunities that serve to enhance and strengthen our diversified portfolio of assets,” continued Mr. Smith. “In May, VTTI announced it had entered into a definitive merger agreement with VTTI Energy Partners LP (“VTTI Energy Partners”), the publicly-traded Master Limited Partnership, to acquire the outstanding common units of the partnership for $19.50 per common unit. A special meeting of the VTTI Energy Partners’ unitholders has been scheduled for September 13, 2017, where unitholders will vote on the proposed merger. We believe this merger will simplify VTTI’s structure and drive increased long-term value to Buckeye unitholders. In addition, with regard to our South Texas Gateway project, we are advancing the project engineering, permitting and regulatory processes in preparation of our open season, which, subject to market conditions, is currently targeted for late third quarter of this year. We believe that these projects highlight our strategy of positioning Buckeye to capitalize on growth opportunities to generate attractive returns for our unitholders.”

Distributable cash flow (as defined below) for the second quarter of 2017 was $170.4 million compared to $183.1 million for the second quarter of 2016. Buckeye also reported distribution coverage of 0.95 times for the second quarter of 2017.

Cash Distribution. Buckeye also announced today that its general partner declared a cash distribution of $1.2625 per limited partner unit (“LP Unit”) for the quarter ended June 30, 2017. The distribution will be payable on August 21, 2017 to unitholders of record on August 14, 2017. This cash distribution represents a 4.1 percent increase over the $1.2125 per LP Unit distribution declared for the second quarter of 2016. Buckeye has paid cash distributions in each quarter since its formation in 1986.

Conference Call. Buckeye will host a conference call with members of executive management today, August 4, 2017, at 11:00 a.m. Eastern Time. To access the live webcast of the call, go to http://edge.media-server.com/m/p/pgi6dnna ten minutes prior to its start. Interested parties may participate in the call by dialing 877-870-9226 and entering the conference ID 51000086. A replay will be archived and available at this link through September 4, 2017, and the replay also may be accessed by dialing 800-585-8367 and entering the conference ID 51000086.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership and owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, processing and marketing of liquid petroleum products. Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline. Buckeye also uses its service expertise to operate and/or maintain third-party pipelines and perform certain engineering and construction services for its customers. Additionally, Buckeye is one of the largest independent terminalling and storage operators in the United States in terms of capacity available for service. Buckeye’s terminal network comprises more than 120 liquid petroleum products terminals with aggregate storage capacity of over 115 million barrels across our portfolio of pipelines, inland terminals and marine terminals located primarily in the East Coast, Midwest and Gulf Coast regions of the United States and in the Caribbean. Buckeye’s network of marine terminals enables it to facilitate global flows of crude oil and refined petroleum products, offering its customers connectivity between supply areas and market centers through some of the world’s most important bulk liquid storage and blending hubs. Buckeye’s flagship marine terminal in The Bahamas, Buckeye Bahamas Hub, is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products. Buckeye’s Gulf Coast regional hub, Buckeye Texas Partners, offers world-class marine terminalling, storage and processing capabilities. Buckeye’s 50% equity interest in VTTI B.V. expands its international presence, with premier storage and marine terminalling services for petroleum products in key global energy hubs, primarily in Northwest Europe, the United Arab Emirates and Singapore. Buckeye is also a wholesale distributor of refined petroleum products in areas served by its pipelines and terminals. More information concerning Buckeye can be found at www.buckeye.com.

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Adjusted EBITDA and distributable cash flow are measures not defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, further adjusted to exclude certain non-cash items, such as non-cash compensation expense; transaction, transition, and integration costs associated with acquisitions; certain gains and losses on foreign currency transactions and foreign currency derivative financial instruments, as applicable; and certain other operating expense or income items, reflected in net income, that we do not believe are indicative of our core operating performance results and business outlook, such as hurricane-related costs, gains and losses on property damage recoveries, and gains and losses on asset sales. We define distributable cash flow as Adjusted EBITDA less cash interest expense, cash income tax expense, and maintenance capital expenditures, that are incurred to maintain the operating, safety, and/or earnings capacity of our existing assets. These definitions of Adjusted EBITDA and distributable cash flow are also applied to our proportionate share in the Adjusted EBITDA and distributable cash flow of significant equity method investments, such as that in VTTI, B.V. (“VTTI”), and are not applied to our less significant equity method investments. The calculation of our proportionate share of the reconciling items used to derive these VTTI performance metrics is based upon our 50% equity interest in VTTI, prior to adjustments related to noncontrolling interests in several of its subsidiaries and partnerships, which are immaterial. Adjusted EBITDA and distributable cash flow are non-GAAP financial measures that are used by our senior management, including our Chief Executive Officer, to assess the operating performance of our business and optimize resource allocation. We use Adjusted EBITDA as a primary measure to: (i) evaluate our consolidated operating performance and the operating performance of our business segments; (ii) allocate resources and capital to business segments; (iii) evaluate the viability of proposed projects; and (iv) determine overall rates of return on alternative investment opportunities.  We use distributable cash flow as a performance metric to compare cash-generating performance of Buckeye from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow is not intended to be a liquidity measure.

Buckeye believes that investors benefit from having access to the same financial measures used by senior management and that these measures are useful to investors because they aid in comparing Buckeye’s operating performance with that of other companies with similar operations. The Adjusted EBITDA and distributable cash flow data presented by Buckeye may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of each of Adjusted EBITDA and distributable cash flow to net income.
* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among the forward-looking statements set forth in this press release are statements regarding our expectation of increasing quarterly distributions in the future. These statements are subject to, among other risks, (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism and other security risks, including cyber risk, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, changes in product flows, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminalling, storage, and processing assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of liquid petroleum products, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, (x) our ability to realize the expected benefits of our investment in VTTI and (xi) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date except as required by law.

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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Buckeye’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Buckeye’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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BUCKEYE PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Product sales	$399,805	$364,326	$965,225	$749,088
Transportation, storage and other services	410,396	412,796	814,249	808,628
Total revenue	810,201	777,122	1,779,474	1,557,716

Costs and expenses:
Cost of product sales	392,578	353,953	940,628	722,597
Operating expenses	162,220	147,718	324,188	296,804
Depreciation and amortization	64,838	63,322	130,326	124,748
General and administrative	24,346	22,185	46,083	43,416
Other, net	(4,422)	—	(4,422)	—
Total costs and expenses	639,560	587,178	1,436,803	1,187,565
Operating income	170,641	189,944	342,671	370,151

Other income (expense):
Earnings from equity investments	3,120	2,470	13,478	5,558
Interest and debt expense	(56,424)	(47,834)	(112,309)	(95,617)
Other income (expense)	81	(108)	109	(28)
Total other expense, net	(53,223)	(45,472)	(98,722)	(90,087)

Income before taxes	117,418	144,472	243,949	280,064
Income tax (expense) benefit	(1,039)	27	(1,261)	(588)
Net income	116,379	144,499	242,688	279,476
Less: Net income attributable to noncontrolling interests	(3,657)	(4,043)	(6,390)	(7,907)
Net income attributable to Buckeye Partners, L.P.	$112,722	$140,456	$236,298	$271,569

Earnings per unit attributable to Buckeye Partners, L.P.:
Basic	$0.80	$1.08	$1.68	$2.09
Diluted	$0.80	$1.07	$1.67	$2.08

Weighted average units outstanding:
Basic	140,826	130,494	140,603	130,099
Diluted	141,505	131,153	141,253	130,641

 BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Domestic Pipelines & Terminals	$253,649	$249,979	$507,161	$487,932
Global Marine Terminals	167,856	169,517	332,332	339,581
Merchant Services	400,468	369,408	971,594	759,145
Intersegment	(11,772)	(11,782)	(31,613)	(28,942)
Total revenue	$810,201	$777,122	$1,779,474	$1,557,716

Total costs and expenses: (1)
Domestic Pipelines & Terminals	$143,992	$136,406	$288,639	$272,320
Global Marine Terminals	106,762	97,251	213,454	196,908
Merchant Services	400,578	365,303	966,323	747,279
Intersegment	(11,772)	(11,782)	(31,613)	(28,942)
Total costs and expenses	$639,560	$587,178	$1,436,803	$1,187,565

Depreciation and amortization:
Domestic Pipelines & Terminals	$23,005	$21,838	$46,391	$41,791
Global Marine Terminals	40,558	40,110	81,364	80,417
Merchant Services	1,275	1,374	2,571	2,540
Total depreciation and amortization	$64,838	$63,322	$130,326	$124,748

Operating income (loss):
Domestic Pipelines & Terminals	$109,657	$113,573	$218,522	$215,612
Global Marine Terminals	61,094	72,266	118,878	142,673
Merchant Services	(110)	4,105	5,271	11,866
Total operating income	$170,641	$189,944	$342,671	$370,151

Adjusted EBITDA:
Domestic Pipelines & Terminals	$135,387	$141,979	$274,830	$270,460
Global Marine Terminals	131,757	108,382	262,388	215,005
Merchant Services	2,047	6,228	9,482	15,750
Total Adjusted EBITDA	$269,191	$256,589	$546,700	$501,215

Capital expenditures: (2)
Domestic Pipelines & Terminals	$54,282	$72,116	$112,717	$127,666
Global Marine Terminals	50,281	39,656	90,098	96,419
Merchant Services	146	—	146	32
Total capital expenditures	$104,709	$111,772	$202,961	$224,117

Summary of capital expenditures: (2)
Maintenance capital expenditures	$40,494	$29,881	$73,080	$51,447
Expansion and cost reduction	64,215	81,891	129,881	172,670
Total capital expenditures	$104,709	$111,772	$202,961	$224,117

	June 30,	December 31,
	2017	2016
Key Balance Sheet Information:
Cash and cash equivalents	$2,375	$640,340
Long-term debt, total (3)	4,579,943	4,217,695
_______________________________

(1)	Includes depreciation and amortization.

(2)
Amounts exclude the impact of accruals. On an accrual basis, the additions to property, plant and equipment related to expansion and cost reduction projects were $63.0 million and $86.6 million for the three months ended June 30, 2017 and 2016, respectively, and $119.2 million and $164.2 million for the six months ended June 30, 2017 and 2016, respectively.

(3)	Includes long-term debt portion of the Buckeye Partners, L.P. Credit Facility of $360.0 million as of June 30, 2017.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA - Continued
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Domestic Pipelines & Terminals (average bpd in thousands):
Pipelines:
Gasoline	778.4	803.1	741.0	750.2
Jet fuel	376.1	366.4	365.6	356.8
Middle distillates (1)	276.0	258.9	302.6	286.5
Other products (2)	25.4	22.4	23.2	17.3
Total throughput	1,455.9	1,450.8	1,432.4	1,410.8
Terminals:
Throughput (3)	1,269.4	1,278.5	1,228.7	1,227.2

Pipeline average tariff (cents/bbl)	89.9	86.0	89.9	85.1

Global Marine Terminals (percent of capacity):
Average capacity utilization rate (4)	91%	99%	95%	99%

Merchant Services (in millions of gallons):
Sales volumes	253.2	260.9	602.3	613.8
_________________________
(1) Includes diesel fuel and heating oil.
(2) Includes liquefied petroleum gas, intermediate petroleum products and crude oil.
(3) Includes throughput of two underground propane storage caverns.
(4) Represents the ratio of contracted capacity to capacity available to be contracted.  Based on total capacity (i.e., including out of service capacity), average capacity utilization rates are approximately 87% and 91% for the three months ended June 30, 2017 and 2016, respectively, and approximately 91% during each of the six months ended June 30, 2017 and 2016.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
Non-GAAP Reconciliations
(In thousands, except coverage ratio)
(Unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
		2017	2016	2017	2016
Net income		$116,379	$144,499	$242,688	$279,476
Less:	Net income attributable to noncontrolling interests	(3,657)	(4,043)	(6,390)	(7,907)
Net income attributable to Buckeye Partners, L.P.		112,722	140,456	236,298	271,569
Add:	Interest and debt expense	56,424	47,834	112,309	95,617
	Income tax expense (benefit)	1,039	(27)	1,261	588
	Depreciation and amortization (1)	64,838	63,322	130,326	124,748
	Non-cash unit-based compensation expense	8,902	7,724	17,580	14,059
	Acquisition and transition expense (2)	799	48	1,828	170
	Hurricane-related costs (3)	613	—	3,016	—
	Proportionate share of Adjusted EBITDA for the equity method investment in VTTI (4)	28,801	—	57,418	—
Less:	Amortization of unfavorable storage contracts (5)	—	(2,768)	—	(5,536)
	Gains on property damage recoveries (6)	(4,621)	—	(4,621)	—
	Earnings from the equity method investment in VTTI (4)	(326)	—	(8,715)	—
Adjusted EBITDA		$269,191	$256,589	$546,700	$501,215
Less:	Interest and debt expense, excluding amortization of deferred financing costs, debt discounts and other	(52,063)	(43,624)	(103,587)	(87,197)
	Income tax (expense) benefit, excluding non-cash taxes	(473)	29	(695)	(588)
	Maintenance capital expenditures	(40,494)	(29,881)	(73,080)	(51,447)
	Proportionate share of VTTI’s interest expense, current income tax expense and maintenance capital expenditures (4)	(10,690)	—	(18,708)	—
Add:	Hurricane-related maintenance capital expenditures	4,879	—	10,429	—
Distributable cash flow		$170,350	$183,113	$361,059	$361,983

Distributions for coverage ratio (7)		$179,361	$159,787	$356,193	$317,033

Coverage ratio		0.95	1.15	1.01	1.14
_________________________

(1)
Includes 100% of the depreciation and amortization expense of $18.5 million and $17.2 million for Buckeye Texas Partners LLC for the three months ended June 30, 2017 and 2016, respectively, and $36.0 million and $34.0 million for the six months ended June 30, 2017 and 2016, respectively.

(2)	Represents transaction, internal and third-party costs related to asset acquisition and integration.

(3)	Represents operating expenses incurred at our BBH facility as a result of Hurricane Matthew, which occurred in October 2016.

(4)
Due to the significance of our equity method investment in VTTI B.V. (“VTTI”), effective January 1, 2017, we applied the definitions of Adjusted EBITDA and distributable cash flow, covered in our description of non-GAAP financial measures, with respect to our proportionate share of VTTI’s Adjusted EBITDA and distributable cash flow. The calculation of our proportionate share of the reconciling items used to derive these VTTI performance metrics is based upon our 50% equity interest in VTTI, prior to adjustments related to noncontrolling interests in several of its subsidiaries and partnerships, which are immaterial.

(5)	Represents amortization of negative fair value allocated to certain unfavorable storage contracts acquired in connection with the BBH acquisition.

(6)	Represents gains on recoveries of property damages caused by third parties, primarily related to an allision with a ship dock at our terminal located in Pennsauken, New Jersey.

(7)
Represents cash distributions declared for LP Units and for distribution equivalent rights with respect to certain unit-based compensation awards (“DERs”) outstanding as of each respective period.  Amount for 2017 reflects actual cash distributions paid on LP Units and DERs for the quarter ended March 31, 2017 and estimated cash distributions for LP Units and DERs for the quarter ended June 30, 2017.